Exhibit 21.1

Schedule of Significant Subsidiaries
Name of Organization	State/Jurisdiction of Incorporation
MyMedicalRecords, Inc.	Delaware
MMR Life Sciences Group, Inc.	Delaware
Expression Systems, LLC	California